Exhibit 10.2

In connection with the review of the Company’s stock option granting practices and related accounting, on December 19, 2006, the Board of Directors approved the remediation plan, which included, among other things, the elimination of any excess benefit received by the Company’s current officers and members of its Board of Directors from options having been granted to them with exercise prices below the fair market value of the Company’s Class A common stock on the legal grant date, as determined by the special committee. For options that had been exercised, this was accomplished by compensating the Company for the amount of the excess benefit received upon exercise, after reduction for any taxes paid by the individual. As set forth below, in January 2007, five of the Company’s senior officers entered into option surrender agreements to surrender vested in-the-money options to purchase an aggregate of 23,269 shares, thereby surrendering an aggregate excess benefit of approximately $0.6 million (net of approximately $0.4 million in taxes paid by such individuals).

Individual	Net Excess Benefit After Adjustments for Taxes	Vested In-the-Money Options Surrendered
James D. Taiclet, Jr.	$328,113.07	9,057
Bradley E. Singer	$53,710.32	1,938
William H. Hess	$158,989.43	9,276
Steven J. Moskowitz	$16,716.00	456
Aileen T. Torrance	$89,286.75	2,542

Form of Option Surrender Agreement

This Option Surrender Agreement (this “Agreement”) is entered into as of January 31, 2007 by and between American Tower Corporation, a Delaware corporation (“the Company”), and                              (“Optionee”).

WHEREAS, the Company has granted to Optionee certain options (the “Options”), to purchase shares of the Company’s Class A Common Stock (the “Class A Stock”);

WHEREAS, the Company has determined that certain Options (each, a “Discounted Option”) were granted with an exercise price (the “Exercise Price”) less than the fair market value (the “FMV”) of the Class A Stock on the respective measurement dates for such Discounted Options for tax and accounting purposes;

WHEREAS, Optionee has exercised certain Discounted Options, as set forth on Annex A attached hereto, and as a result of such exercises has realized an unintended benefit in the amount of the aggregate difference between the Exercise Price and FMV for such exercised Discounted Options (the “Excess Benefit”);

WHEREAS, the Company has required, and Optionee has agreed, that Optionee should relinquish certain other option rights to repay the Company for the amount of such Excess Benefit, net of taxes actually incurred by Optionee with respect thereto (the “Net Excess Benefit”);

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee hereby agree as follows:

1. Net Excess Benefit. Optionee hereby represents and warrants that, to Optionee’s knowledge, the tax information provided to the Company for purposes of calculating Optionee’s Net Excess Benefit, as set forth on Annex A attached hereto, is accurate and complete; provided, however, to the extent that any tax rate set forth on Annex A is an estimate, this representation is limited to the Optionee’s good faith belief that such estimate is accurate. Optionee hereby agrees to pay the Company an aggregate of                              for such Net Excess Benefit.

2. Option Surrender. As payment for such Net Excess Benefit, Optionee agrees to surrender to the Company certain Options as set forth herein, and hereby waives, and does hereby irrevocably waive, on his own behalf and on behalf of any beneficiary, transferee or successor, any and all rights to exercise, from among his otherwise exercisable Options originally granted on                              (Grant No.                             ) (“Grant No.                             ”), Options covering                              shares of Class A Stock, with the result that, after giving effect to such waiver, Optionee shall have the right to exercise in accordance with their terms, of the Options forming part of Grant No.                             , only the remaining such Options, covering                                  shares of Class A Stock.

3. Tax Adjustment. Optionee agrees that, to the extent the Net Excess Benefit is later increased as a result of a refund for federal and state taxes paid or incurred by Optionee in connection with earlier exercised Discounted Options, Optionee will pay the Company the amount of any subsequent reduction in such taxes paid or incurred net of additional taxes that may be paid or incurred.

4. Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by the Company and Optionee. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

6. Entire Agreement, Assignment, etc. This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Optionee and shall not be assignable by Optionee, by operation of law or otherwise.

7. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

AMERICAN TOWER CORPORATION

By:

OPTIONEE:

4

Annex A

Exercises of Discounted Options:

Option Date	Original Exercise Price	FMV on Legal Grant Date (Revised Exercise Price)	Price Differential	Option Exercise Date	Shares Exercised	Excess Benefit (Prior to Adjustment for Taxes)

Tax Information:

Tax Rates for the year ended December 31, 20xx:

Federal Tax	xx.xx	%
State Tax	x.xx	%
Local Tax	x.xx	%